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[CORE LAB LOGO]
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FOR IMMEDIATE RELEASE
                                                  For more information, contact:
                                               Richard L. Bergmark, 713-329-7403
                                                               Fax: 713-939-8295

CORE LABORATORIES PLANS MERGER WITH GEOSCIENCE
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HOUSTON (19 January, 1999) -- Core Laboratories announced that it has executed a definitive merger agreement to purchase, through a combination of cash and Core Lab (NYSE: "CLB") common stock, all of the outstanding shares of GeoScience Corporation (NASDAQ: "GSCI"), approximately eighty percent of which is owned by Tech-Sym Corporation. Under the terms of the merger agreement, Core will exchange 0.6788 shares of CLB and $2.46 in cash for each GSCI share. Collectively, Core will issue approximately 6.8 million shares and pay approximately $25 million in cash for all outstanding GSCI shares. The offer implies a $17.90 per share offer price based on the CLB closing price on 15 January, 1999, of $22.75. Core Lab also will assume the current outstanding indebtedness of GeoScience of approximately $33 million. Therefore, the implied total enterprise value of the transaction will equal approximately $200 million.

Houston-based GeoScience has approximately 500 employees with operations also in the United Kingdom and Singapore. The company recorded over $94 million in 1997 revenues and has become the market share leader in providing marine seismic data-acquisition systems. The GeoScience product line includes marine streamers, ocean bottom cables and state-of-the-art radio telemetry systems. GeoScience is currently developing new fiber optic, solid streamer, and downhole imaging technologies to improve existing systems. After completion of the merger, GeoScience will conduct all future business under its industry recognized tradename "Syntron", which is synonymous with the highest levels of technology and quality.

The combination of GeoScience and Core Laboratories further positions both companies to participate in the rapidly developing reservoir characterization and 4D multicomponent seismic markets. Advancements in GeoScience's seismic recording technology, including solid streamers and deep ocean bottom cables, combined with Core's reservoir description, specialized seismic data processing and petroleum engineering technologies will be critical to successful efforts to provide permanent reservoir monitoring services.

Currently, several prototype reservoir monitoring projects are being implemented worldwide for the purposes of increasing the ultimate hydrocarbon recovery from a field by 20 percent or more. Many of these projects are utilizing fixed seismic arrays buried below weathered zones onshore, below the soft-sediment interface offshore and placed in wellbores to


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increase multicomponent seismic signal-to-noise ratios. Detailed seismic attributes, derived utilizing specialized seismic data processing, are then correlated to various petrophysical and phase behavior data sets to describe the reservoir rocks and fluids of the reservoir system. As the field is produced, operators can monitor the change, or lack of change, of these reservoir description parameters. This information is then used to more fully exploit areas of the reservoir system where hydrocarbons are not effectively being produced. The development and implementation of these new technologies take on added importance in low crude oil price environments.

"The proposed transaction with Core Laboratories allows the continued technological progression of GeoScience while allowing Tech-Sym to further concentrate on developing our telecommunications and defense-related technologies," said J. Michael Camp, President and CEO of Tech-Sym. "The divestment also will provide more flexibility for Tech-Sym to execute our strategic plan to increase shareholder value." Mr. Camp will be nominated to the Core Laboratories' Board of Directors at its next scheduled shareholder meeting.

The transaction, which will utilize purchase accounting, has received unanimous approval from the boards of directors of Core, Tech-Sym and GeoScience and is subject to the approval of the requisite shareholders. Closing is expected by the end of April, 1999. Based on the most recent analysts' earnings projections for GeoScience and Core, and projected moderate cost consolidation savings, the merger should be accretive to Core Lab's 1999 earnings.

GeoScience President Richard F. Miles said, "Joining forces with Core gives us immediate access to potential new markets and ensures our combined exposure to the reservoir management market. We initially wanted to develop our own reservoir description services in-house but Core brings us a leading, differentiated, and unique industry combination."

"The GeoScience merger represents the continued execution of our business strategy and will come as no surprise to our clients and the investors and analysts that have closely followed our progress," said David M. Demshur, President and CEO of Core. "All of the clients, employees and shareholders of both companies will benefit from the combination of our technologies. Reservoir characterization and permanent reservoir monitoring are tomorrow's markets, and we will continue to position Core for the oilfield of year 2000 and beyond."

Core Laboratories N.V. (NYSE: CLB) is a leading provider of proprietary and patented reservoir description, production enhancement, reservoir management and reservoir monitoring services. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 1997 Form 10-K filed 31 March, 1998, and in other securities filings.

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